UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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American Skiing Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 23, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of American Skiing Company. This year’s Annual Meeting will be held at the Killington Grand Hotel in Killington, Vermont, at 10:30 a.m., local time, on Tuesday, January 17, 2006. We hope you are able to join us.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. If you plan to attend, please check the box provided on the proxy card. Only stockholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting.

Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

Sincerely yours,

William J. Fair
President and Chief Executive Officer

AMERICAN SKIING COMPANY
P.O. Box 4552
Park City, UT 84060

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 17, 2006

November 23, 2005

To our Stockholders:

The Annual Meeting of Stockholders of American Skiing Company, a Delaware corporation, will be held on Tuesday, January 17, 2006, at 10:30 a.m., local time, at the Killington Grand Hotel, in Killington, Vermont:

(1)         To elect Directors;

(2)         To ratify the appointment of KPMG, LLP as independent auditors; and

(3)         To transact such other business as may properly come before the meeting.

The record date for the determination of the stockholders entitled to vote at the meeting or at any adjournment thereof is the close of business on November 21, 2005 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting.

A copy of the Company’s Annual Report to stockholders for the fiscal year ended July 31, 2005 is enclosed.

A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the offices of the Company’s Transfer Agent and Registrar, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, during ordinary business hours for ten days prior to the Annual Meeting, as well as at the Company’s offices at 136 Heber Ave., Suite 303, Park City, Utah 84060.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors

Foster A. Stewart, Jr.
Secretary

AMERICAN SKIING COMPANY

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 17, 2006

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy, being mailed to stockholders on or about November 25, 2005, is solicited by the Board of Directors of American Skiing Company (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Tuesday, January 17, 2006. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment. The mailing address of the Company is P.O. Box 4552, Park City, UT 84060.

If a proxy is received before the Meeting, the shares represented by it will be voted in the manner directed therein by the stockholder. Stockholders may change their vote at any time before their proxy is voted at the Meeting, by doing any one of the following:

•       sending a written notice to the Secretary of the Company at One Monument Way, Portland, ME, 04101 (notice must be received prior to the Meeting in order to be effective);

•       completing a new proxy card and sending it to American Stock Transfer & Trust Company 6201 15th Avenue, Brooklyn, New York 11219 (new proxy card must be received prior to the Meeting in order to be effective); or

•       attending the Meeting and voting in person.

You may request a new proxy card by calling American Stock Transfer & Trust Company at 718-921-8380.

VOTING SECURITIES

Holders of Common Stock of the Company as of the close of business on November 21, 2005, will be entitled to vote on all matters at the Meeting other than the election of the Class A Directors and the Series B Directors, and will be entitled to vote as a separate class to elect the Common Directors. Holders of Class A Common Stock of the Company as of the close of business on November 21, 2005 will be entitled to vote on all matters at the Meeting other than the election of Common Directors and Series B Directors. Holders of the Company’s Series C-1 Convertible Participating Preferred Stock (the “Series C-1 Preferred Stock”) as of the close of business on November 21, 2005 will be entitled to vote together with the holders of the Common Stock and the holders of the Class A Common Stock, on an as-if-converted basis, on all matters at the Meeting other than the election of directors. Holders of the Company’s Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”) as of the close of business on November 21, 2005 will only be entitled to vote as a separate class to elect the Series B Directors.

On November 21, 2005 there were outstanding and entitled to vote 16,977,653 shares of Common Stock of the Company, 14,760,530 shares of Class A Common Stock of the Company, 150,000 shares of Series B Preferred Stock of the Company and 40,000 shares of Series C-1 Preferred Stock of the Company. Pursuant to the Company’s Certificate of Incorporation (the “Charter”), four directors of the Company are elected by a majority vote of the holders of Class A Common Stock, four directors of the Company are elected by a majority vote of the holders of the Series B Preferred Stock and three directors are elected by a majority vote of the holders of the Common Stock. The holders of the Series C-1 Preferred Stock do not participate in the election of directors. Each share of Common Stock and Class A Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting on which such share is entitled to vote. As to matters other than the election of directors, each share of Series C-1 Preferred Stock is entitled to vote as though it were converted to Common Stock at the conversion price applicable to the Series C-1 Preferred Stock. On that basis, each share of Series C-1 Preferred Stock will be entitled to approximately 1309.93 votes with respect to all matters arising at the Meeting, other than the election of directors.

The holders of a majority of outstanding shares of Common Stock, Class A Common Stock, Series B Preferred Stock and Series C-1 Preferred Stock entitled to vote shall constitute a quorum for the transaction of business at the Meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, employees of the Company may solicit proxies either personally or by telephone. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

GENERAL INFORMATION—ELECTION OF DIRECTORS

The Charter and the Bylaws of the Company provide that four directors of the Company shall be elected by the holders of the Class A Common Stock (the “Class A Directors”), four directors shall be elected by the holders of the Series B Preferred Stock (the “Series B Directors”) and three directors shall be elected by the holders of the Common Stock (the “Common Directors”). All directors are elected for a one-year term. Currently, the Board of Directors is comprised of ten members, four of which are Class A Directors, three of which are Series B Directors and three of which are Common Directors. At the Meeting, the Class A Common Stock holders will elect four Class A Directors, the Series B Preferred Stock holders will elect three Series B Directors and the Common Stock holders will elect three Common Directors. Those nominees receiving the highest numbers of votes at the Meeting will be elected to the respective directorships for which they have been nominated.

Leslie B. Otten owns all of the Class A Common Stock of the Company. Consequently, Mr. Otten has the ability to elect all of the Class A Directors. Pursuant to the stockholders’ agreement entered into with Oak Hill Capital Partners, L.P. and certain related entities (“Oak Hill”), Mr. Otten has agreed to vote his Class A Common Stock so as to elect two directors appointed by Oak Hill. The incumbent Class A

Directors appointed by Oak Hill are Robert J. Branson and William S. Janes, each of whom will stand for reelection as Class A Directors.

Oak Hill owns all of the Series B Preferred Stock of the Company and has the ability to elect all of the Series B Directors. Oak Hill has indicated that it intends to vote in favor of the election of the nominees for Series B Directors listed herein.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Fair, Hawkes and Wachter as Common Directors.

RECOMMENDATION:
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT HOLDERS OF COMMON STOCK VOTE IN FAVOR OF EACH OF THE NOMINEES.

INFORMATION WITH RESPECT TO NOMINEES

Set forth below is certain information concerning each nominee for director of the Company. Each nominee is an incumbent director and is nominated for a one-year term.

Nominees for Common Directors

William J. Fair, Director, President and Chief Executive Officer. 43.   Mr. Fair joined American Skiing Company in May 2000 as Chief Operating Officer and President—Resort Operations. In April 2001, Mr. Fair was promoted to the position of President and Chief Executive Officer. Mr. Fair was elected to the Board of Directors at the Company’s annual meeting on August 26, 2003. Prior to joining the Company, Mr. Fair was employed as president of Universal Studios’ Port Aventura theme park in Tarragona, Spain from 1998 to April 2000. Mr. Fair served as senior vice president for business operations at Universal Creative, a division of Universal Studios, Inc. from 1997 to 1998. Between 1992 and 1997, Mr. Fair was employed by The Walt Disney Co. in multiple capacities including director of finance and business planning for Disney Development Company.

David B. Hawkes. Director. 61.   Mr. Hawkes has been a director of the Company since his election on December 8, 1998. He is owner and consultant with Triplehawk, Inc., a management consulting firm based in Falmouth, Maine. Before founding Triplehawk in 2001, Mr. Hawkes was co-owner and consultant with Cloudhawk Management Consultants, L.L.C., a management consulting firm based in Portland, Maine. Before founding Cloudhawk in 1993, Mr. Hawkes served as a partner with KPMG Peat Marwick from 1974 to 1993, part of that time in charge of the firm’s Portland, Maine tax practice. Mr. Hawkes also serves as a member of the board of directors of several private companies.

Paul Wachter. Director. 49.   Mr. Wachter has been a director of the Company since his election on December 16, 1999. From 1997 to present, Mr. Wachter has served as the founder and Chief Executive Officer of Main Street Advisors, a Santa Monica based financial advisory firm. From 1993 to 1997, Mr. Wachter was a Managing Director and Head of Schroder & Co. Incorporated’s Lodging and Gaming Group, its Sports and Leisure Group, and Schroder’s West Coast investment banking effort. From 1987 to 1993, Mr. Wachter worked at Kidder Peabody where he founded and was responsible for Kidder’s Hotel, Resorts and Leisure Group, and managed Kidder Peabody’s Los Angeles investment banking group. He began his career as an investment banker at Bear, Stearns & Co., Inc., covering the entertainment industry.

From 1982 to 1985 Mr. Wachter worked at Paul, Weiss, Rifkind, Wharton and Garrison as a tax attorney. Mr. Wachter is a member of the University of California Board of Regents, as well as a member of the board of directors of several private companies and charitable organizations.

Nominees For Class A Directors

Gordon M. Gillies. Director. 61.   Mr. Gillies has been a director of the Company since his election on February 9, 1998. From 1991 to present, Mr. Gillies has served as a member of the faculty of Hebron Academy, a private boarding-day secondary school in Maine. Prior to 1991, Mr. Gillies was a practicing attorney in the State of Maine.

Leslie B. Otten. Director. 56.   Mr. Otten has served as a director of the Company since its inception in July 1997. In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant to the General Manager of Sunday River in 1972 and became its General Manager in 1974. In 1980, Mr. Otten purchased Sherburne’s 90% interest in Sunday River and acquired the remaining 10% interest from the minority stockholders in 1989. From 1980 to April 2001, Mr. Otten served as Chairman, President and Chief Executive Officer of the Company (or its predecessors). Since April 2002, Mr. Otten has served as Vice-Chairman and Partner in the Boston Red Sox, a major league baseball franchise. Mr. Otten is also the President of Sports Vision Technologies, a position he has held since April 2001, and is Executive Chairman of Sports Loyalty Systems, Inc., a sports coalition loyalty company which he founded in 2003.

Robert J. Branson. Director. 57.   Mr. Branson has been a Director of the Company since his election on December 12, 2000. Mr. Branson is affiliated with Oak Hill Realty, LLC, an entity related to Oak Hill Capital Management, Inc., in which capacity he has served since 1989. Mr. Branson is a member of the board of directors of Travel Centers of America and several private companies.

William S. Janes. Director. 52.   Mr. Janes has been a director of the Company since his election on August 5, 1999. Mr. Janes is a principal of Oak Hill Realty, LLC, and oversees the real estate investments of Keystone, Inc., and certain entities related to Keystone. Mr. Janes has served or currently serves on numerous boards, including MeriStar Hospitality Corporation, Paragon Group, Inc. (now publicly traded as Camden Property Trust), Brazos Asset Management, Inc., and Carr Real Estate Services, Inc. He also served on the Investment Committee of Brazos Fund, L.P.

Nominees for Series B Directors

J. Taylor Crandall. Director. 51.   Mr. Crandall has been a director of the Company since his election on August 5, 1999. Since January 1999, Mr. Crandall has served as a Managing Partner of Oak Hill Capital Partners, L.P., an investment partnership. Since March, 2003, he has also served as co-managing partner of Oak Hill Special Opportunities Fund, L.P., an investment partnership. Since October, 2004, Mr. Crandall has served as a Managing Partner of Oak Hill Capital Partners II, L.P., an investment partnership. Mr. Crandall also serves of the board of directors of Meristar Hospitality Corporation.

Edward V. Dardani, Jr. Director. 43.   Mr. Dardani has been a director of the Company since his appointment to the Board in March 2003. From 2002 to present, Mr. Dardani has been affiliated with Oak Hill Capital Partners, L.P., a private investment company, where he served as a vice president from 2002 to

2004, and as a principal from 2004 to present. From 1997 to 2002 he was a partner at DB Capital Partners. Mr. Dardani also serves on the board of directors of EXL Service Holdings, Inc.

Steven B. Gruber. Director (Chairman). 48.   Mr. Gruber has been a director of the Company since his election on August 5, 1999. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Partners, L.P. From December 2004 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management II, LLC. From March 1992 to present, he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone Group, L.P. and its predecessors. Mr. Gruber also serves on the board of directors of Blackboard, Inc., Travel Centers of America, Inc., EXL Service Holdings, Inc. and Williams Scotsman International, Inc., as well as various private companies related to Keystone Group, L.P. and Oak Hill Capital Partners, L.P.

EXECUTIVE OFFICERS

The following table sets forth the executive officers of the Company as of the date hereof:

Name/Age	Position
William J. Fair, 43	Director, Chief Executive Officer, President
Franklin (“Chip”) Carey, Jr., 58	Senior Vice President—Marketing and Sales
Thomas J. Chasse, 49	President and Managing Director, Attitash resort
Christopher S. Diamond, 59	President and Managing Director, Steamboat resort
John W. Diller, 58	President and Managing Director, Sunday River resort and Sugarloaf resort
Stan Hansen, 63	Senior Vice President, Real Estate Acting President and Managing Director, Mount Snow resort
F. Scott Pierpont, 52	President and Managing Director, The Canyons resort
Foster A. Stewart, Jr., 38	Senior Vice President, General Counsel and Secretary
Helen E. Wallace, 51	Senior Vice President, Chief Financial Officer and Treasurer
Allen W. Wilson, 53	President and Managing Director, Killington/Pico resort

Franklin (“Chip”) Carey, Jr., Senior Vice President—Marketing and Sales.   Mr. Carey was appointed as the Company’s Senior Vice President—Marketing and Sales on July 9, 2003. Prior to that appointment, from July 1997 to July 2003, Mr. Carey served as the Vice President of Marketing and Sales for the Company’s resort at The Canyons in Park City, Utah. From November 1971 through July 1997, Mr. Carey held various positions at the Company’s Sugarloaf/USA resort in Maine, most recently as Vice President of Marketing and Sales. Mr. Carey is on the board of directors of the Park City Jazz Foundation.

Thomas J. Chasse, President and Managing Director, Attitash resort.   Mr. Chasse has served as the Managing Director of the Attitash resort since 1999, and was named President of the resort in 2002. Prior to being named the Managing Director of Attitash, Mr. Chasse served as Vice President of Resort Operations at Attitash from 1995 to 1999.

Christopher S. Diamond, President and Managing Director, Steamboat resort.   Mr. Diamond has served as the President and Managing Director of the Steamboat resort since 1999. Prior to being named the President of Steamboat, Mr. Diamond was the Managing Director of the Mount Snow resort from 1996 to 1999. Mr. Diamond is on the board of directors of the Steamboat Springs Chamber Resort Association, Yampa Valley Community Foundation and Colorado Ski Country USA.

John W. Diller, President and Managing Director, Sunday River resort and Sugarloaf resort.   Mr. Diller has served as the Managing Director of the Sugarloaf resort since 1997 and the Sunday River resort since 2002. In 2002, he was named President of both the Sunday River and Sugarloaf resorts. Prior to being named the Managing Director of the Sugarloaf resort, Mr. Diller served in various positions at the Sugarloaf resort from 1970 to 1997.

Stan Hansen, Senior Vice President, Real Estate and Acting President and Managing Director, Mount Snow resort.   Mr. Hansen was named as Senior Vice President, Real Estate in August, 2005. Mr. Hansen has served as the Managing Director of the Mount Snow/Haystack resort since 2001, and continues to serve the Company in such capacity until his replacement at Mount Snow is named. In 2002, he was named President and Managing Director of the resort. Prior to becoming Managing Director of Mount Snow, Mr. Hansen was Senior Vice President of Real Estate Development—West for the Company’s real estate development subsidiary, American Skiing Company Resort Properties, Inc., from 1997 to 2001. Prior to joining American Skiing Company in 1997, Mr. Hansen held various positions with the Heavenly ski resort in Lake Tahoe, California.

F. Scott Pierpont, President and Managing Director, The Canyons resort.   Mr. Pierpont was named President and Managing Director of The Canyons resort in 2003. Prior to being named to his current position he served as interim Managing Director of The Canyons since August 2002, and as Vice President/Operations since December 2001. From 1998 to 2001, Mr. Pierpont was the Managing Director of the Mount Snow/Haystack resort. Mr. Pierpont is on the board of directors of the Utah Ski Association and the Park City Chamber of Commerce.

Foster A. Stewart, Jr., Senior Vice President, General Counsel and Secretary.   Mr. Stewart joined the Company in January 1998, as Vice President and Assistant General Counsel. He became General Counsel in April 1999, and was promoted to Senior Vice President, General Counsel and Secretary in April 2001. From 1992 to 1998, Mr. Stewart was an attorney with the Portland, Maine law firm of Pierce Atwood, where his practice focused on commercial and business law.

Helen E. (Betsy) Wallace, Senior Vice President, Chief Financial Officer and Treasurer.   Ms. Wallace joined the Company in December 2002, as Senior Vice President. She became the Company’s Chief Financial Officer and Treasurer in March 2003. From 2000 through December 2002, Ms. Wallace served as Chief Financial Officer of Cyrano Sciences, Inc. (currently of Smiths Detection, PLC). From 1998 to 2000, Ms. Wallace held the positions of Vice President, Director of Business Development and Vice President, Regional Financial Controller Investment Products & Distribution, with Citigroup in Singapore. From 1995 to 1998, while living in Singapore, Ms. Wallace was the international Chief Financial Officer with Hubbell, Inc., a large international manufacturing company, and a finance consultant with International Business Machines. Prior to joining IBM, Ms. Wallace served as Director of Finance for Esprit de Corporation from 1988 to 1995. Betsy spent the first nine years of her accounting and tax career with Touche Ross, CPAs (now known as Deloitte & Touche).

Allen W. Wilson, President and Managing Director, Killington/Pico resort.   Mr. Wilson has served as Managing Director of the Killington/Pico resort since 1996. In 1998, he was named President and Managing Director. Prior to joining Killington, Mr. Wilson served as President of the Sugarbush resort in Vermont, Vice President of Killington Resort Villages at the Killington resort, and Chief Financial Officer of the Bear Mountain resort in California.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information concerning compensation paid by the Company to William J. Fair, President and Chief Executive Officer, and the Company’s next four highest paid executive officers whose compensation was at least $100,000 for fiscal year 2005 and who were serving as executive officers as of July 31, 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

						Long-Term Compensation(7)
		Annual Compensation				Securities
Name and Principal Position	Fiscal Year	Salary	Bonus		Other annual compensation(6)	Underlying Options/SARs	All Other Compensation(8)
William J. Fair	2005	$407,692	$28,800	(1)(3)	$7,236	—	$2,341
Director, President and	2004	$400,000	$100,000	(2)	$2,124	—	$0
Chief Executive Officer	2003	$400,000	$0		$5,206	—	$0
Helen E. Wallace	2005	$259,000	$0	(3)	$1,596	—	$1,756
Senior Vice President and	2004	$254,019	$32,375	(2)	$1,056	—	$1,847
Chief Financial Officer	2003	$164,365	$80,000	(4)	$6,060	—	$1,847
Christopher S. Diamond	2005	$269,300	$0	(3)	$1,513	—	$2,645
President and Managing	2004	$263,417	$44,448	(2)	$1,392	—	$908
Director, Steamboat resort	2003	$256,798	$0		$0	—	$2,427
Franklin Carey, Jr.	2005	$249,711	$0	(3)	$1,683	—	$2,215
Senior Vice President—	2004	$260,974	$14,700	(2)	$1,000	—	$2,263
Marketing and Sales	2003	$168,987	$0		$1,735	—	$1,547
Foster A. Stewart, Jr.	2005	$265,000	$0	(3)	$1,667	—	$1,581
Senior Vice President,	2004	$268,757	$39,750	(2)	$872	—	$2,480
General Counsel and	2003	$219,184	$15,000	(5)	$3,500	—	$1,293
Secretary

(1)             Represents a one-time renewal bonus of $28,800 paid in fiscal year 2005 pursuant to the terms of Mr. Fair’s Executive Employment Agreement.

(2)             Represents bonus earned in fiscal year 2004 and paid in fiscal year 2005.

(3)             As of November 21, 2005, the Compensation Committee of the Board of Directors had not yet determined and calculated the amount of annual bonuses, if any, paid to key employees for fiscal year 2005.

(4)             Represents $30,000 signing bonus paid in fiscal year 2003, and fiscal year 2003 incentive bonus of $50,000, earned in fiscal 2003 and paid in fiscal 2004.

(5)             Mr. Stewart’s fiscal year 2003 bonus was earned in fiscal 2003 and paid in fiscal 2004.

(6)             Represents vehicle allowance, housing/travel allowance and/or life insurance premiums.

(7)             See Long-Term Incentive Plan Table below for description of long-term compensation grants made in fiscal year 2004 to some of the Named Executive Officers.

(8)             Represents Company matching contribution to Company 401(K) Plan.

No stock options were granted during fiscal year 2005 to the Named Executive Officers.

Aggregated Options/SAR Exercises During Fiscal Year Ended July 31, 2005, and Option/SAR Values as of July 31, 2005

The following table sets forth information concerning each exercise of stock options during Fiscal 2005 by each of the Named Executive Officers and the value of unexercised options at July 31, 2005.

NAME	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ($)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS (Exercisable/ Unexercisable)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS/SARS (Exercisable/ Unexercisable)(1)
William J. Fair	N/A	N/A	400,000/—	$	—/—
Helen E. Wallace	N/A	N/A	—/—	$	—/—
Christopher S. Diamond	N/A	N/A	17,030/—	$	—/—
Franklin Carey, Jr.	N/A	N/A	15,500/—	$	—/—
Foster A. Stewart, Jr.	N/A	N/A	94,000/—	$	—/—

(1)             The “Value of Unexercised In-the-Money Options/SARs at July 31, 2005” was calculated by determining the difference between the closing price on the over-the-counter market of the underlying Common Stock at July 29, 2005 of $0.28 and the exercise price of the option. An option is “In-the-Money” when the fair market value of the underlying Common Stock exceeds the exercise price of the option. None of the options were “In-the-Money” as of July 31, 2005.

LONG-TERM INCENTIVE AWARDS

The table below provides information regarding grants of long-term incentive awards under the Company’s 2002 Phantom Equity Plan (the “LTIP”) in the fiscal year ended July 31, 2005 to the Named Executive Officers:

	Number of Shares,	Performance or Other Period	Estimated Future Payouts Under Non-Stock Priced Based Plans(1)
Name	Units or Other Rights(2)	Until Maturation or Payout(3)	Threshold ($ or #)(4)	Target(5)	Maximum
William J. Fair	25.0%		0	(5)	$8,000,000
Helen E. Wallace	0		0	(5)	0
Christopher S. Diamond	4.0%		0	(5)	$1,280,000
Franklin Carey, Jr.	0		0	(5)	0
Foster A. Stewart, Jr.	0		0	(5)	0

(1)             Under the terms of the LTIP, each award to a Participant establishes the percent of the Total Plan Pool (the minimum value of the Total Plan Pool is $2 million and the maximum is $32 million) to which such Participant may be entitled upon a Valuation Event (see definition in note 3), or in certain cases, following a Participant’s termination of employment.

The Total Plan Pool is determined as follows: $2 million + (Total Equity Pool Value times the Total Pool Percentage).

The Total Equity Pool Value is equal to the Total Enterprise Value of the Company minus the value of outstanding debt of the Company. For this purpose preferred stock of the Company is not treated as debt of the Company. Total Enterprise Value equals the total purchase price paid for the Company (or, in absence of an acquisition of the Company, the total value of the Company determined by an independent third party) at the time of a Valuation Event. Once Total Equity Value is determined, Total Plan Pool Percentage is determined by reference to the following chart:

Total Equity Value	Total Plan Pool Percentage
$1.00	0.00%
$50 million	1.50%
$100 million	2.00%
$150 million	2.25%
$200 million	2.50%
$250 million	3.00%
$300 million	3.50%
$400 million	5.00%
$500 million or above	6.00%

The payout to which a Participant will be entitled upon a Valuation Event is the percentage of the Total Plan Pool provided in his or her Award. Award is 100 percent vested at the time of the Change in Control (see definition in note 3).

(2)             Each Award establishes the percent of the Total Plan Pool to which a Participant will be entitled upon a Valuation Event. Awards are paid solely in cash.

(3)             Participants are entitled to a payment on Awards granted under the LTIP, to the extent vested upon a Valuation Event or in certain cases upon termination of employment. A Valuation Event is any of the following: (i) a sale or disposition of a significant Company operation or property as determined by the Board; (ii) a merger, consolidation or similar event of the Company other than one (A) in which the Company is the surviving entity or (B) where no Change in Control has occurred; (iii) a public offering of equity securities by the Company that yields net proceeds to the Company in excess of $50 million; or (iv) a Change in Control. A Change in Control means the occurrence of any of the following: (i) the acquisition by any person of 50 percent or more of the combined voting power of the Company’s then outstanding voting securities, other than any person holding 50 percent or more of such combined voting power on the date hereof; (ii) the individuals who were members of the

Board during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board; or (iii) approval by stockholders of the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation, or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(4)             Neither the terms of the LTIP nor the Awards granted thereunder provide for a threshold or target, rather the LTIP and the Awards granted thereunder contemplate payment on a Valuation Event, in accordance with the formula described in note 1.

(5)             Neither the terms of the LTIP nor the Awards granted thereunder provide for a threshold or target, rather the LTIP and the Awards granted thereunder contemplate payment on a Valuation Event, in accordance with the formula described in note 1. In addition, neither, a representative amount based on the Company’s previous fiscal year’s performance nor a target award amount may be determined because Awards payout solely on (i) a Valuation Event (described above) or (ii) if provided in the governing award, following a participant’s termination due to disability, without Cause, or for Good Reason (in each case as defined in the Participant’s Award agreement) prior to a Valuation Event. In the event of such a termination, the Total Enterprise Value would be determined by a qualified third party. To date it has not been necessary for the Company to engage such a third party to make such a determination.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	3,811,187	$4.26	4,013,531
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,811,187	$4.26	4,013,531

Employment Agreements

The Company has entered into employment agreements with several of its key executive officers.

William J. Fair

On March 23, 2005, the Company entered into an employment agreement with William J. Fair for a term of three years (commencing September 1, 2003), as President and Chief Executive Officer, with automatic one (1) year extensions unless terminated sooner by either party upon 60 days advance notice.

Mr. Fair’s employment agreement provides an annual base salary of $400,000. The compensation committee may award Mr. Fair an annual bonus of up to 100% of his base salary in accordance with the provisions of the Company’s bonus program. Mr. Fair received a renewal bonus of $28,800 on May 12, 2005. The Company also granted Mr. Fair an award under the Company’s LTIP equal to 25% of the total plan pool. See LTIP table for further explanation. Mr. Fair’s LTIP award was 75% vested on the date it was made, and became 100% vested on April 1, 2005. Mr. Fair will be entitled to severance if his employment is terminated as a result of any of the following circumstances:(i) death;(ii) disability; (iii) Mr. Fair’s resignation for “good reason” (that is, on account of certain material changes in the terms and conditions of his employment without his consent as described in his employment agreement); or (iv) the Company’s termination of Mr. Fair’s employment without cause (as such term is defined in the employment agreement). If Mr. Fair’s employment is terminated on account of his death or disability, he will be entitled to receive as severance a lump sum payment equal to one times his annual base salary plus a pro-rata portion of his annual bonus for the fiscal year in which the termination occurred. If Mr. Fair’s employment is terminated by him for good reason or by the Company without cause, he will be entitled to receive as severance (i) a lump sum payment equal to one times his annual base salary plus the amount of his annual bonus for the prior fiscal year, and (ii) continued coverage under the Company’s health plans at the Company’s expense until the earlier of the date that is one year following Mr. Fair’s termination of employment or the date on which he obtains health coverage from a subsequent employer. However, if Mr. Fair’s employment is terminated within one year following, or in connection with, a change in control of the Company (as such term is defined in his employment agreement) either by Mr. Fair for good reason or by the Company without cause, Mr. Fair will be entitled to receive as severance (i) a lump sum payment equal to 150% of his then current base salary plus any earned and unpaid bonus for the then current fiscal year, and (ii) continued coverage under the Company’s health plans at the Company’s expense until the earlier of the date that is eighteen (18) months following Mr. Fair’s termination of employment or the date on which he obtains health coverage from a subsequent employer. Mr. Fair’s employment agreement also provides that during the term of the agreement and for a period of one year thereafter, he will not have an ownership interest in, manage or control ski or other winter recreation resorts throughout the United States and will not solicit the Company’s employees to leave the Company, or interfere with or disrupt any contractual relationships between the Company and any third party. In addition, Mr. Fair is prohibited from disclosing the Company’s confidential information.

Foster A. Stewart

On September 1, 2003, the Company entered into an Executive Employment Agreement (the “Stewart Agreement”) with Mr. Stewart providing for his employment as Senior Vice President and General Counsel. The Stewart Agreement has a three (3) year term with an additional three (3) year extension, and subsequent one (1) year extensions unless terminated sooner with 60 days notice prior to the end of any term.

The Stewart Agreement provides for an annual base salary of $265,000 with an annual bonus as follows: target—fifty percent (50%) of base salary up to a maximum bonus of 75% of base salary. Mr. Stewart participates in the Company’s LTIP at a participation percentage equal to 15% of the total plan pool. See LTIP table for further explanation.

In the event of Mr. Stewart’s death or disability, the Company shall pay to Mr. Stewart’s estate or to Mr. Stewart, as the case may be, a lump sum payment of an amount equal to (i) one times his annual base salary as in effect on such termination date, (ii) a pro rata portion of his annual bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination. The Company has secured a life insurance policy on Mr. Stewart’s life to address its obligations under the foregoing sentence.

In the event Mr. Stewart’s employment is terminated by the Company for any reason other than cause (as defined in the Stewart Agreement), or is terminated by Mr. Stewart for good reason, as such term is defined in the Stewart Agreement, his severance will be one times his annual base salary and his bonus for the preceding fiscal year paid in a lump sum.

The Stewart Agreement also provides that during the term of the agreement and for one year thereafter, he will not solicit the Company’s employees. In addition, Mr. Stewart is prohibited from disclosing the Company’s confidential information.

Helen E. Wallace

Effective November 7, 2002, the Company entered into an Executive Employment Agreement (the “Wallace Agreement”) with Ms. Wallace providing for her employment as Senior Vice President and Chief Financial Officer. The Wallace Agreement has a term of three (3) years, with an additional three (3) year extension unless earlier terminated on no less than one-year’s notice.

The Wallace Agreement provides annual base salary of $259,000 with an annual bonus as follows: target—fifty percent (50%) of base salary up to maximum bonus amount of seventy-five percent (75%) of base salary with a guaranteed minimum bonus of $50,000 for fiscal year 2003. Ms. Wallace received a $30,000 signing bonus in December, 2003. Ms. Wallace will also be eligible to participate in the Company’s LTIP at a participation percentage equal to nine and one-half percent (9.5%) of the total plan pool. See LTIP table for further explanation.

In the event of Ms. Wallace’s death or disability, the Company is obligated to pay Ms. Wallace’s estate or to Ms. Wallace, as the case may be, a lump sum payment of an amount equal to (i) her base salary through such termination date, (ii) a pro rata portion of her annual bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination.

If Ms. Wallace’s employment is terminated by the Company without cause, as such term is defined in the Wallace Agreement (other than on account of death or disability), or if she terminates her employment for good reason, as such term is defined in the Wallace Agreement, she will receive a lump sum payment equal to 100% of her annual Base Salary as in effect on the date of termination. The Company has secured a life insurance policy on Ms. Wallace’s life to address its obligations under the foregoing sentence. The Wallace Agreement also provides for a 12 month post termination restrictive period in which Ms. Wallace may not solicit Company employees. In addition, Ms. Wallace is prohibited from disclosing the Company’s confidential information.

Franklin Carey

Effective July 21, 2003, the Company entered into a letter agreement (the “Carey Agreement”) with Mr. Carey providing for his employment as Senior Vice President of Sales and Marketing. The Carey Agreement does not have a specified term.

The Carey Agreement provides annual base salary of $245,000 with an annual bonus up to a maximum bonus amount of thirty percent (30%) of base salary. Mr. Carey is also eligible to participate in the Company’s LTIP at a participation percentage equal to six and one-half percent (6.5%) of the total plan pool. See LTIP table for further explanation.

If the Company without cause terminates Mr. Carey’s employment, Mr. Carey will receive a lump sum payment equal to 50% of his annual Base Salary as in effect on the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of Messrs. Dardani and Gruber. Compensation Committee members were involved in the following related party transactions during the Company’s recently completed fiscal year:

In May 2004, in conjunction with the restructuring of certain indebtedness of the Company’s real estate development subsidiary, Resort Properties, $25.0 million in debt from Resort Properties to Oak Hill Capital Partners, LP and Oak Hill Securities Fund, LP (“Oak Hill Note”), was contributed by the holders of such debt to the Company as additional paid-in capital. This contribution was made for no additional consideration, and no equity was issued by the Company in return for the contribution.

On November 24, 2004, the Company entered into a new senior secured credit facility. The new facility totals $230.0 million, and consists of a revolving credit facility and term loan facilities. The proceeds of the facilities were used to refinance the Company’s existing resort senior credit facility and the Company’s senior subordinated notes as well as to pay fees and expenses related to the transaction.

In conjunction with the new senior secured credit facility, Oak Hill and the Company entered into a supplemental indenture to the indenture governing its 11.035% notes due 2007 (“Junior Subordinated Notes”). The supplemental indenture extends the maturity of the Junior Subordinated Notes to May 2012. Also, in conjunction with the new senior secured credit facility, Oak Hill confirmed to the lenders under the new facility that Oak Hill’s remedies in the event of the Company’s failure to redeem the Series C-1 Preferred Stock or Series C-2 Preferred Stock on their respective mandatory redemption dates will be limited to an increase in accretion rate and the right to elect additional members to the Company’s Board of Directors.

Mr. Gruber is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Gruber disclaims any beneficial interest in the Oak Hill Note and the Junior Subordinated Notes, except to the extent of his pecuniary interest therein. Mr. Dardani is a limited partner of certain Oak Hill entities. Mr. Dardani disclaims any beneficial interest in the Oak Hill Note and the Junior Subordinated Notes, except to the extent of his pecuniary interest therein.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and administering the Company’s executive compensation programs and determining awards under the Company’s LTIP.

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. References in the report to the Company are to American Skiing Company.

Compensation Philosophy

The Compensation Committee’s compensation philosophy is designed to support the Company’s primary objective of creating long-term value for stockholders. The Compensation Committee follows a three-pronged compensation strategy applicable to the Company’s executive officers and other key employees, including the Chief Executive Officer (“CEO”), whereby such employees are compensated through three separate but related compensation arrangements:

First, each key employee receives a base salary consistent with his or her core responsibilities;

Second, a short-term bonus target, generally determined annually, is established to provide reward and incentive for shorter term productivity; and

Third, awards under the Company’s LTIP are made to provide a longer term incentive and reward longer term loyalty and performance.

This strategy is intended to: (i) attract and retain talented executives; (ii) emphasize pay for performance; and (iii) encourage management devotion to the long-term valuation of the Company.

The following are descriptions of the Company’s compensation programs for executive officers, including the CEO.

Base Salary

The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry and the real estate development industry. The base salary and performance of each executive officer is reviewed periodically by his or her immediate supervisor (or the Compensation Committee, in the case of the CEO) resulting in salary actions as appropriate. An employee’s level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Compensation Committee reviews the performance of the CEO and establishes his base salary.

Bonus Plan

The Company has established an incentive compensation plan for certain of the Company’s employees, which is designed to provide rewards for shorter term productivity by key employees. The bonus plan is generally directed at key members of the management team, and currently includes approximately 103 employees. The plan provides for payment of cash bonuses if certain levels of resort and company-wide earnings are met. The bonus plan for the Company’s 2005 fiscal year remains subject to approval by the Compensation Committee.

Phantom Equity Plan (LTIP)

Our 2002 Phantom Equity Plan is designed to align management interests with those of stockholders. In furtherance of this objective, the Compensation Committee upon adoption of the plan determined the level of phantom equity grants for executive officers or, if later, upon the executive’s hire date, in each case typically in consultation with the CEO, except with respect to the CEO himself. Awards for all executive officers are determined by giving consideration to base salary, level of responsibility and industry long-term compensation information.

Compensation of the CEO

As described further under “Employment Agreements” above, Mr. Fair entered into a new employment agreement with the Company on March 23, 2005, effective for three years commencing September 1, 2003. The Compensation Committee believes that securing Mr. Fair’s continued service as Chief Executive Officer continues to be a critical component of the Company’s plan to ensure consistent executive leadership. In the course of negotiating revised employment terms for Mr. Fair, the Compensation Committee examined a number of factors, including the Company’s financial performance during Mr. Fair’s tenure, compensation paid to CEOs of comparable companies in the leisure industry, and the relative complexity of operational and capital structure issues facing the Company. In determining the amount of Mr. Fair’s annual bonus for the Company’s 2004 fiscal year, the Compensation Committee reviewed the financial performance of the Company in the fiscal year in comparison to target levels for EBITDA (earnings before interest, taxes, depreciation and amortization). The Compensation Committee has not yet determined whether to award a bonus to Mr. Fair for the Company’s 2005 fiscal year, but expects to review similar criteria to that reviewed in 2004 in determining whether such a bonus is warranted.

Compensation Committee
/s/ Edward V. Dardani, Jr.
/s/ Steven Gruber

REPORT OF AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is primarily responsible for the effectiveness of the Company’s accounting policies and practices, financial reporting and internal controls. The Audit Committee Charter was adopted by the Board of Directors in December 1999. The Board of Directors adopted a revised Audit Committee Charter in November 2005. The revised Audit Committee Charter is attached to this Proxy as Appendix 1. Pursuant to its Charter, the Audit Committee is authorized to: establish and review the activities of the independent auditors and the internal auditors; review and approve the format of the financial statements to be included in the annual report to the stockholders; review recommendations of the independent auditors and responses of management; review and discuss the Company’s financial reporting, loss exposures and asset control with the auditors and management; monitor the Company’s program for compliance with policies on business ethics; annually obtain from the independent auditors a written delineation of their relationships and professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors; review with the independent auditors and the Company’s financial and accounting personnel the adequacy and effectiveness of the Company’s accounting and financial controls; review quarterly and annual financial statements of the Company to determine that the independent auditors do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; inquire about significant risks and exposures to the Company and assess steps to minimize such risks; review with financial management of the Company and the independent auditors the results of their timely analysis of significant financial reporting issues and practices; review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; review any transactions among the Company, its subsidiaries and their employees or affiliates; receive reports from the Company’s compliance officer regarding related party transactions and compliance with corporate policies; and direct and supervise any special investigations the Committee deems necessary.

In conjunction with its activities during the Company’s 2005 fiscal year, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors’ independence from the Company, and has considered the compatibility of non-audit services with the auditors’ independence.

Fees paid to the Company’s independent registered public accounting firm, KPMG LLP, for fiscal 2005 were comprised of the following:

Audit Fees (for annual audit and quarterly reviews)	$687,543
Audit-Related Fees	$182,086
Tax Fees	$53,520
All Other Fees	$—

Fees paid to the Company’s independent registered public accounting firm, KPMG LLP, for fiscal 2004 were comprised of the following:

Audit Fees (for annual audit and quarterly reviews)	$579,698
Audit-Related Fees	$317,988
Tax Fees	$91,560
All Other Fees	$—

Audit Fees consist of the audit of the Company’s fiscal 2005 and 2004 annual financial statements, the review of the Company’s quarterly financial statements during fiscal 2005 and 2004 and related matters.

Audit-Related Fees consisted in fiscal year 2005 primarily of services related to review of internal control procedures at one of the Company’s resorts, and consisted in fiscal year 2004 primarily of services related to proposed debt refinancings, debt restructurings, business combinations and divestitures.

Tax Fees consist of federal and state tax compliance and analysis of issues relating to Section 382 of the Internal Revenue Code.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended July 31, 2005.

Audit Committee
/s/ David B. Hawkes
/s/ Edward V. Dardani, Jr.
/s/ Gordon M. Gillies

PERFORMANCE GRAPH

The following table compares the performance of the Company’s Common Stock to the Russell 2000 and the Company’s Peer Group Index for the period commencing July 28, 2000 and ending July 31, 2005*

The total stockholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, and the Company’s peer group. The Company’s peer group, as selected by the Company, is comprised of Vail Resorts, Inc., Intrawest Corp., Six Flags, Inc., and Cedar Fair, L.P. The Company has selected this peer group because these companies operate in the Resort/Leisure/Hospitality sector or the Resort Real Estate Development sector. The Company included The Russell 2000 in the graph because the Company is included in such index and because there is no industry index for the Company’s business. Total stockholder return is weighted according to market capitalization; therefore companies with a larger market capitalization have a greater impact on the peer group index results. Historical stock performance during this period may not be indicative of future stock performance.

*       The Company’s peer group index performance is weighted according to market capitalization.

Security Ownership of Certain Beneficial Owners and Management

Set forth in the following table is the beneficial ownership of Common Stock and Class A Common Stock as of November 21, 2005, for all Directors and Named Executive Officers and all Directors and executive officers as a group. No Director or executive officers beneficially owned any Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, or Series D Preferred Stock as of November 21, 2005.

						Total All Voting
	Common Stock(2)			Class A Common Stock		Stock(3)
Directors and Executive Officers(1)	Shares		%	Shares	%	%
William J. Fair(4)	400,000		2.30%	—	—	*
Helen E. Wallace	—		—	—	—	—
Christopher S. Diamond(4)	117,030		*	—	—	*
Franklin Carey, Jr.(4)	15,500		*	—	—	*
Foster A. Stewart, Jr.(4)	94,000		*	—	—	*
Edward V. Dardani, Jr.	—	(5)	—	—	—	—
Robert J. Branson(4)	5,000		*	—	—	*
J. Taylor Crandall	—	(6)	—	—	—	—
David B. Hawkes(7)	21,000		*	—	—	*
Gordon M. Gillies(8)	21,000		*	—	—	*
Steven B. Gruber	—	(9)	—	—	—	—
William Janes	—	(10)	—	—	—	—
Leslie B. Otten(11)	680,000		3.86%	14,760,530	100.00%	18.21%
Paul Wachter(12)	30,000		*	—	—	*
Directors and Executive Officers as a group(13)	1,383,530		7.55%	14,760,530	100.00%	18.88%

*                     Less than one percent

(1)             The executive officers in this table are Messrs. Fair, Carey, Diamond, Stewart and Ms. Wallace.

(2)             In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of November 21, 2005 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of November 21, 2005 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

(3)             Including shares of Series C-1 Preferred Stock not held by any of the Company’s directors or executive officers.

(4)             All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(5)             Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Dardani, one of the Company’s directors, is a limited partner of certain Oak Hill entities. Mr. Dardani disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(6)             Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Crandall, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Crandall disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(7)             Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(8)             Includes 20,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(9)             Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Gruber, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(10)       Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Janes, one of the Company’s directors, is a limited partner of certain other Oak Hill entities. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(11)       Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Mr. Otten’s spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership. As of July 1, 2003, all of Mr. Otten’s shares of Class A Common Stock were pledged to secure a margin loan from ING U.S. Capital LLC, the proceeds of which were used by Mr. Otten to purchase approximately 833,333 shares of Common Stock in the initial public offering on November 6, 1997.

(12)       Includes 17,500 shares of common stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of common stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

(13)       Includes 1,359,030 shares of common stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

INFORMATION AS TO CERTAIN STOCKHOLDERS

Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company’s voting securities as of November 21, 2005. The holders of the Company’s Series B Preferred Stock have contractually agreed with the Company not to exercise their right to vote such shares, other than with respect to the election of directors.

	Class A	Series B & C1
Common Stock	Common Stock	Preferred Stock
Beneficially	Beneficially	Beneficially	% of All
Owned(1)	Owned	Owned	Voting Stock
% of	% of	% of	Beneficially

Five Percent Stockholders	Shares	Class	Shares	Class	Shares	Class	Owned(2)
Oak Hill Capital Partners, L.P.(3)	879,133	(3)	5.18%	—	—	B-131,870	(3)	87.79%	55.79%
201 Main Street						C1-35,165	(3)	87.79%
Fort Worth, Texas 76102
Oak Hill Capital Management Partners, L.P.(4)	22,200	(4)	*	—	—	B-3,330	(4)	2.22%	1.41%
201 Main Street						C1-888	(4)	2.22%
Fort Worth, Texas 76102
Oak Hill Securities Fund, L.P.(9)	23,848	(5)	*	—	—	B-7,400	(5)	4.99%	1.51%
201 Main Street						C1-954	(5)	—
Fort Worth, Texas 76102
Oak Hill Securities Fund Liquidating Trust	25,486	(6)	*	—	—	C1-1,020	(6)	—	1.62%
201 Main Street
Fort Worth, Texas 76102
Oak Hill Securities Fund II, L.P.(5)	49,333	(7)	*	—	—	B-7,400	(7)	4.99%	3.13%
201 Main Street						C1-1,973	(7)	4.99%
Fort Worth, Texas 76102
OHCP Ski, L.P.(9)	13,333	(8)	*	—	—	B-2,000	(8)	1.33%	0.85%
201 Main Street						C1-533	(8)	1.33%
Fort Worth, Texas 76102
Leslie B. Otten	680,000	(10)	3.86%	14,760,530	100%	—		—	18.21%
P.O. Box 547
Bethel, ME 04217

*                     Less than one percent

(1)             Does not give effect to the conversion of the Series C-1 Preferred Stock. As of November 21, 2005, each share of Series C-1 Preferred Stock was convertible into 1,309.93 shares of common stock. If each of the following entities had converted the shares of Series C-1 Preferred Stock held by it as of November 21, 2005, each would beneficially own the following number of shares of common stock (inclusive of the common stock already beneficially owned prior to such conversion) and the following percentage of shares of common stock (which percentages are calculated by assuming that no other entity had converted its shares of Series C-1 Preferred Stock): Oak Hill Capital Partners, L.P. (46,063,688 shares; 74.46%); Oak Hill Capital Management Partners, L.P. (1,163,218 shares; 6.53%); Oak Hill Securities Fund, L.P. (1,249,673 shares; 6.99%); Oak Hill Securities Fund Liquidating Trust (1,336,129 shares; 7.43%); Oak Hill Securities Fund II, L.P. (2,584,492 shares; 13.46%) and OHCP Ski, L.P. (698,193 shares; 4.03%).

(2)             Percentages include Series C-1 Preferred Stock on an as-converted basis. As of November 21, 2005, each share of Series C-1 Preferred Stock was convertible into 1,309.93 shares of common stock.

(3)             Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred Stock and 533 shares of Series C-1 Preferred Stock held directly by OHCP Ski, L.P., as Oak Hill Capital Partners, L.P. is the general partner of OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(4)             Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Management Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(5)             Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(6)             Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the administrative trustee of Oak Hill Securities Fund Liquidating Trust may be deemed beneficial owner of the shares of capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(7)             Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak Hill Securities GenPar II, L.P., and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed the beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(8)             Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., and Oak Hill Capital Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(9)             Each entity referred to in footnotes 3 to 8 inclusive, as well as Oak Hill Capital Management, Inc., which directly holds options to purchase 65,000 shares of the Common Stock may be deemed to be a member of a “group” for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity’s direct or indirect pecuniary interest in such shares. Together the Oak Hill entities beneficially own 100% of the Series B Preferred Stock and the Series C-1 Preferred Stock as well as 63.49% of the Company’s outstanding voting stock.

(10)       Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Mr. Otten’s spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of November 21, 2005 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of November 21, 2005 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended July 31, 2005.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

The Board of Directors of the Company held a total of 7 meetings during Fiscal 2005. The Board of Directors has an Audit Committee, a Nominating Committee, a Compensation Committee and an Executive Committee. For certain related party transactions, the Board has also constituted a Special Committee of its independent members.

The Compensation Committee is authorized and directed to: (i) review and report to the Board on the Company’s programs for attracting, retaining and promoting executives, and for developing future senior management; (ii) review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors; (iii) review and approve performance targets, participation and level of awards for long-term incentive award plans; (iv) review, approve and report to the Board concerning administration of compensation programs; and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The current members of the Compensation Committee are Messrs. Gruber and Dardani. The Compensation Committee held three meetings during the Company’s 2005 fiscal year.

The Nominating Committee is authorized and directed to screen, on behalf of the Board, candidates for election to the Board for regularly scheduled elections or to fill vacancies on the Board. The Board is ultimately responsible for nominating new members and filling vacancies. In addition, the Nominating Committee annually reviews employment and other relationships of directors to assure that there is no current relationship between any non-employee director and the Company that would comprise the independence of any director. The members of the Nominating Committee are Messrs. Wachter and Gruber. Mr. Gruber would qualify as an independent member of the Nominating Committee under the rules of the New York Stock Exchange. Mr. Wachter would not so qualify. The Nominating Committee does not have a charter. The Nominating Committee held no meetings during Fiscal 2005.

The Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. Nominees for the next annual meeting should be addressed to the Nominating Committee c/o Foster A. Stewart, Jr., Secretary, American Skiing Company and delivered to the Company’s executive offices prior to September 1, 2006. The Nominating Committee makes an initial determination as to whether to conduct a full evaluation of a candidate for nomination to the board once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to it. The preliminary determination is based primarily on the need for additional board members to fill vacancies and the likelihood that the prospective nominee will satisfy the evaluation factors described below. The Committee evaluates prospective nominees, whether or not recommended by stockholders, based upon the candidates’ level and diversity of experience and knowledge (including generally and with specific application to the skiing industry and issues relevant to the Company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the Board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the Board. Accordingly, one or more of these factors may be afforded more weight in a particular case, no single factor would be viewed as determinative, and the Committee has not specified any minimum qualifications that the Committee believes must be met by any particular nominee.

The Audit Committee is comprised of Messrs. Hawkes, Dardani and Gillies. Mr. Hawkes has been determined by the Board of Directors to qualify as the audit committee financial expert. Mr. Hawkes and Mr. Gillies would each qualify as an independent member of the Audit Committee under rules of the New York Stock Exchange. Mr. Dardani would not so qualify. The Audit Committee held 9 meetings during the Company’s 2005 fiscal year.

During Fiscal 2005, all of the persons who were directors of the Company at the times of such meetings attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically, with the exception of Mr. Crandall who was unable to attend 3 of the 7 meetings of the Board of Directors.

Communications from security holders to members of the Company’s Board of Directors may be addressed to individual board members or the Board of Directors as a whole at the Company’s executive offices, P.O. Box 4552, Park City, UT 84060. Messrs. Fair, Hawkes and Dardani attended the prior year’s annual meeting on behalf of the Board of Directors. The Company invites all members of the Board of Directors to attend the annual meeting, and expects that a majority of the members of the Board of Directors will be present at this year’s annual meeting.

The Company reimburses each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. During the Company’s 2005 fiscal year, directors who are not employees of the Company were paid as follows (i) for directors who are not elected by Oak Hill, $10,000 per meeting attended in person, $7,500 for telephonic attendance at regular meetings, $1,500 for committee meetings, $1,000 for telephonic attendance at regular committee meetings (subject in each case to a 50% premium for the Chair), and (ii) for directors who are elected by Oak Hill, $5,000 per meeting attended in person, $3,750 for telephonic attendance at regular meetings, $750 for committee meetings, $500 for telephonic attendance at regular committee meetings (subject in each case to a 50% premium for the Chair). Excluding committee compensation, individual board member compensation is capped at $40,000 per fiscal year, with this cap to be reviewed annually.

CODE OF ETHICS

The Board of Directors of the Company, upon recommendation of the Audit Committee, has adopted a Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer, as well as to all other full time employees of the Company. Our code of ethics is available, free of charge, by clicking on “Investor Relations” at our main corporate website at http://www.peaks.com.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Registration Rights Agreement

On August 31, 2001, the Company entered into a registration rights agreement with Oak Hill (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company granted Oak Hill the following registration rights with respect to the Junior Subordinated Notes, the Series D Preferred Stock issuable upon conversion of the Junior Subordinated Notes, the Series C-1 Preferred Stock, the Common Stock issuable upon conversion of the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Common Stock and any other series or class of the Company’s capital stock held from time to time by Oak Hill (collectively, the “Registrable Securities”):

•       The holders of Registrable Securities are entitled to make six requests for registration of the Registrable Securities, so long as each such request is made by the holders of at least 10% of the class of Registrable Securities to be registered pursuant to the request, or a lesser percentage if the anticipated aggregate offering price would exceed $25.0 million;

•       The holders of Registrable Securities are entitled to incidental registration rights;

•       The holders of Registrable Securities may use up to four of their requests for registration to request that the Company file a shelf registration statement, which shall be filed within 30 days of the request and maintained effective until the earlier of the date on which all Registrable Securities covered by the shelf registration statement have been sold or the second anniversary of such effective date;

•       If so requested by the holders of such rights, the Company must include securities covered by the registration rights previously granted to ING (U.S.) Capital Corporation and/ or Madeleine L.L.C. in any registration of the Registrable Securities pursuant to the Registration Rights Agreement; and

•       The Company may suspend the use of an effective registration statement in certain circumstances, for a period not to exceed 120 days every consecutive twelve-month period.

Stockholders Agreement

The Company, Oak Hill and Mr. Otten entered into a Stockholders Agreement, dated as of August 6, 1999, amended on July 31, 2000 (as amended, the “Stockholders Agreement”), pursuant to which each of Mr. Otten and Oak Hill agreed to vote their capital stock of the Company so as to cause there to be:

•       Six directors of the Company nominated by Oak Hill, so long as Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000 on a fully diluted basis, such number of directors decreasing ratably with the percentage of Oak Hill’s ownership of the Common Stock on a fully diluted basis compared to such ownership as of July 30, 2000; and

•       Two directors of the Company nominated by Mr. Otten, so long as Mr. Otten owns 15% of the shares of Common Stock outstanding on a fully diluted basis, and one director so nominated, so long as Mr. Otten owns at least 5% of the shares of Common Stock outstanding on a fully diluted basis.

As of the date hereof, Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000, on a fully diluted basis, therefore, two of the four members of the Board of Directors to be elected by

Mr. Otten, as sole owner of the Class A Common Stock pursuant to the terms of the Company’s certificate of incorporation will be chosen by Oak Hill and elected by Mr. Otten.

The Stockholders Agreement provides that, so long as Oak Hill owns at least 20% of the outstanding shares of Common Stock on a fully diluted basis, the affirmative vote of at least one Oak Hill director is required prior to the approval of (i) the Company’s annual budget, (ii) significant executive personnel decisions, (iii) material actions likely to have an impact of 5% or more on the Company’s consolidated revenues or earnings, (iv) amendments to the Company’s articles of incorporation or bylaws, (v) any liquidation, reorganization or business combination of the Company, (vi) the initiation of certain material litigation, and (vii) any material financing of the Company.

Under the Stockholders Agreement, Oak Hill and Mr. Otten have agreed not to dispose of their securities of the Company if, (i) as a result of such transfer, the transferee would own more than 10% of the outstanding shares of the Company’s Common Stock (on a fully diluted basis), unless such transfer is approved by the Board of Directors (x) including a majority of the Common Directors, as defined, or (y) the Company’s public stockholders are given the opportunity to participate in such transfer on equivalent terms, (ii) the transferee is a competitor of the Company or any of its subsidiaries, unless such transfer is approved by the Board of Directors, or (iii) such transfer would materially disadvantage the Company’s business or any of its subsidiaries. The Stockholders Agreement provides for additional customary transfer restrictions applicable to each of Mr. Otten and Oak Hill as well as standstill provisions applicable to Oak Hill.

The Stockholders Agreement provides that, upon the Company’s issuance of shares of Common Stock or securities convertible into Common Stock, Mr. Otten and Oak Hill will have the right to purchase at the same price and on the same terms, the number of shares of Common Stock or securities convertible into Common Stock necessary for each of them to maintain individually the same level of beneficial ownership of the Company’s Common Stock on a fully diluted basis as it owned immediately prior to the issuance. This anti-dilution provision is subject to customary exceptions.

Transactions with Mr. Wachter

Mr. Wachter is a member of the Company’s Board of Directors. Additionally, he is the founder and Chief Executive Officer of Main Street Advisors. Main Street Advisors, through Mr. Wachter, acted as one of the Company’s investment bankers in connection with the marketing of the Steamboat and Heavenly resorts for sale in 2001 and 2002. During fiscal 2004, the Company recorded an expense for an obligation to Main Street Advisors of $0.4 million in connection with services relating to certain settlement negotiations involving the Steamboat resort.

Transactions with Oak Hill Capital Partners, LP and Oak Hill Securities Fund, LP

In May, 2004, in conjunction with the restructuring of certain indebtedness of the Company’s real estate development subsidiary, Resort Properties, $25.0 million in debt from Resort Properties to Oak Hill Capital Partners, LP and Oak Hill Securities Fund, LP, was contributed by the holders of such debt to the Company as additional paid-in capital. This contribution was made for no additional consideration, and no equity was issued by the Company in return for the contribution.

Transactions with Oak Hill and Madeleine, LLC

On November 24, 2004, the Company entered into a new senior secured credit facility. The new facility totals $230.0 million, and consists of a revolving credit facility and term loan facilities. The proceeds of the facilities were used to refinance the Company’s existing resort senior credit facility and the Company’s senior subordinated notes as well as to pay fees and expenses related to the transaction. Oak Hill Securities Fund, LP has lent $40 million in principal amount under the new facility. The amounts lent by Oak Hill Securities Fund, LP were made on the same terms as those offered to other lenders under the facility, except that Oak Hill Securities Fund, LP received from the arrangers of the new facility the consideration paid to such arrangers by the Company with respect to loan amounts made by Oak Hill Securities Fund, LP. With respect to $20 million of the new facility which was furnished by Oak Hill Securities Fund, LP under the revolving portion of the new facility, such portion receives a commitment fee equal to the margin payable to term loan lenders under the new facility in lieu of the commitment fee otherwise payable to revolving loan lenders.

In conjunction with the new senior secured credit facility and the issuance of the new junior subordinated notes, Oak Hill and the Company entered into a supplemental indenture to the indenture governing its 11.035% notes due 2007. The supplemental indenture extends the maturity of the notes to May 2012. Also, in conjunction with the new senior secured credit facility, Oak Hill confirmed to the lenders under the new facility that Oak Hill’s remedies in the event of the Company’s failure to redeem the Series C-1 Preferred Stock or Series C-2 Preferred Stock on their respective mandatory redemption dates will be limited to an increase in accretion rate and the right to elect additional members to the Company’s Board of Directors.

In conjunction with the new senior secured credit facility, the Company commenced a tender offer for its $120,000,000 senior subordinated notes due 2006 (the “Notes”) and solicited consents to the amendment of the indenture governing the Notes. Approximately $61,500,000 of the Notes were held by Cerberus California, Inc. (“Cerberus”), an affiliate of Madeleine, LLC, which was formerly the holder of the Company’s Series A preferred stock. Cerberus tendered its Notes in conjunction with the Company’s tender offer, and consented to the proposed amendments to the indenture governing the Notes.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, based on the recommendation of the Audit Committee, has voted to retain KPMG LLP to serve as the Company’s independent auditors for the fiscal year ending July 30, 2006. KPMG LLP expects to have a representative at the Meeting who will have the opportunity to make a statement and be available to answer appropriate questions.

It is understood that even if the appointment is ratified, the Board of Directors, in its discretion and based upon the recommendation of its audit committee, may direct the appointment of new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JULY 30, 2006.

FUTURE STOCKHOLDER PROPOSALS

The Company anticipates that its proxy statement for the next annual meeting will be released to stockholders no later than November 28, 2006. In order for proposals by stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2006 annual meeting, such proposals must be received by the Secretary of the Company no later than September 1, 2006. Such proposals also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials. Any proposal of stockholders to be considered for the next annual meeting, but not included in the Proxy and the Proxy Statement, must be submitted in writing by October 15, 2006. If received after October 10, 2006, the proposal will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the persons designated in the proxy.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2005 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2005, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO DAVID HIRASAWA, AMERICAN SKIING COMPANY, P.O. BOX 4552, 136 HEBER AVE., SUITE 303, PARK CITY, UT 84060. ONE PROXY STATEMENT IS MAILED TO MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS UNLESS THE COMPANY RECEIVES CONTRARY INSTRUCTIONS FROM ONE OR MORE OF THE STOCKHOLDERS. PLEASE SEND REQUESTS FOR ADDITIONAL PROXY STATEMENTS OR FORM 10-Ks TO THE PERSON AND ADDRESS NOTED ABOVE.

By Order of the Board of Directors

Foster A. Stewart
Senior Vice President, General Counsel and Secretary
November 23, 2005

Appendix 1
Audit Committee Charter

Mission

The purpose of the audit committee is to assist the Board in reviewing the financial statements of the Company, screening the independent auditor’s qualifications and independence, and monitoring the performance of the Company’s internal audit and independent auditors, and compliance with legal and regulatory requirements.

Committee Membership

The Audit Committee shall consist of no fewer than three independent members. At least one member of the Audit Committee shall be a financial expert.

Meetings

The Audit Committee shall meet at least four times per year. The Audit Committee shall meet periodically in separate executive sessions with the internal and independent auditors as well as management. The committee may also meet with other employees or consultants of the Company as it deems appropriate.

Committee Authority and Responsibilities

The Audit Committee shall hire or replace and set the compensation for the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing or non-auditing services to be performed by its independent auditor.

The Audit Committee shall have the authority to retain independent legal, accounting or other advisors. The Company shall provide funding for any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall review and reassess the adequacy of this Charter annually.

The Audit Committee shall annually review its own performance.

The Audit Committee shall review with the auditor and management:

1.                The annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.                The Company’s quarterly financial statements prior to the filing of its Form 10-Q.

3.                Any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4.                Any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5.                The Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6.                Quarterly reports from the independent auditors on:

a.                  all critical accounting policies and practices to be used;

b.                 all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c.                  other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.                The Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.                The effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9.                The Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.         The matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.         Disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K. and Form I 0-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

The Committee shall:

12.         Review and evaluate the lead partner of the independent auditor team.

13.         Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14.         Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15.         Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

16.         Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17.         Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

The Committee shall:

18.         Review the appointment and replacement, and shall direct the at-least- annual evaluation of the senior internal auditing executive.

19.         Review the significant reports to management prepared by the internal auditing department and management’s responses.

20.         Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

The Committee shall:

21.         Obtain from the independent auditor assurance that Section 1OA(b) of the Exchange Act has not been implicated.

22.         Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

23.         Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24.         Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25.         Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY

AMERICAN SKIING COMPANY

Proxy Solicited on Behalf of the Board of Directors of the Company

for the Annual Meeting of Stockholders—January 17, 2006

The undersigned holder of COMMON STOCK hereby constitutes and appoints William J. Fair and Foster A. Stewart, Jr., and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of American Skiing Company, to be held at the Killington Grand Hotel in Killington, Vermont at 10:30 a.m., local time, on Tuesday, January 17, 2006, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking in the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.  Please complete, sign and return this proxy card promptly.

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒		Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s); if no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3.

		1.	Election of Common Directors
			Nominees:	William J. Fair, David B. Hawkes, Paul Wachter

	FOR ALL NOMINEES ☐			☐ WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted above

		2.	Ratification of the appointment of KPMG LLP as the Company’s independent auditors.

			FOR	AGAINST	ABSTAIN
			☐	☐	☐

		3.	In their discretion, upon other matters as they properly come before the meeting.

			FOR	AGAINST	ABSTAIN
			☐	☐	☐

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

		MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

Please mark, sign and return promptly using the enclosed envelope.  Executors, administrators, trustees, etc., should give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature:	Date:	Signature:	Date: